Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 21, 2020 with respect to the historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called the Strand included in Form 8-K/A of Consolidated-Tomoka Land Co. (now known as “CTO Realty Growth, Inc.”) for the year ended December 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Orlando, Florida

February 1, 2021

GT.COM	U.S. member firm of Grant Thornton International Ltd